Important information regarding your distributions

We are providing shareholders of the John Hancock Financial Opportunities Fund with information concerning the portion of the distributions made for September 29, 2017, that was from a source other than net investment company book income. No action is required on your part.

The amounts and sources of distributions reported in this notice are estimates, are not being provided for tax reporting purposes and may later be determined to be from taxable net investment income, short-term gains, long-term gains (to the extent permitted by law), and return of capital. The actual amounts and sources for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Payable Date:	Ticker #	Fund Name	CUSIP
September 29, 2017	BTO	John Hancock Financial	409735206
		Opportunities Fund
				% of the
			Cumulative	Cumulative
			Distributions	Distributions for
	Current	% of Current	for the Fiscal	the Fiscal Year
	Distribution	Distribution	Year to Date(3)	to Date(3)
Estimated Net Investment Income (1)	$0.0976	26%	$0.3693	33%
Estimated Short-Term Capital Gain (1)	$0.0000	0%	$0.0089	1%
Estimated Long-Term Capital Gain (1)	$0.1060	29%	$0.3802	34%
Estimated Return of Capital (1), (2)	$0.1665	45%	$0.3514	32%
Total (per common share)	$0.3701	100%	$1.1098	100%

(1) The amounts and sources of distributions reported above are only estimates on a book basis. These estimates may, and likely will, vary over time based on the investment activities of the Fund and changes in the value of portfolio investments. The sources of distributions may later be determined to be from taxable net investment income, short-term gains, long-term gains (to the extent permitted by law), and return of capital. Investors should understand that a return of capital is not a distribution from income or gains of a Fund.

(2) On a tax basis, the estimated components of the current distribution and cumulative distribution would include an estimated return of capital of $0.1221 (33%) and $0.3662 (33%), respectively. These amounts are estimates and the actual amounts and sources for tax reporting purposes may change upon final determination of tax characteristics and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

(3) The Fund’s current fiscal year began on January 1, 2017, and will end on December 31, 2017.

The Fund has adopted a managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.3701 per share, which will continue to be paid quarterly until further notice. This amount was based upon an annual distribution rate of 5.53% of the Fund’s net asset value of $26.75 on June 30, 2015 at the time the Plan was last amended. The Board may amend the terms of the Plan or terminate the Plan at any time.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investments Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

Important information regarding your distributions

We are providing shareholders of the John Hancock Financial Opportunities Fund with information concerning the portion of the distributions made for December 29, 2017, that was from a source other than net investment company book income. No action is required on your part.

The amounts and sources of distributions reported in this notice are estimates, are not being provided for tax reporting purposes and may later be determined to be from taxable net investment income, short-term gains, long-term gains (to the extent permitted by law), and return of capital. The actual amounts and sources for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Payable Date:	Ticker #	Fund Name	CUSIP
December 29, 2017	BTO	John Hancock Financial	409735206
		Opportunities Fund
				% of the
			Cumulative	Cumulative
			Distributions	Distributions for
	Current	% of Current	for the Fiscal	the Fiscal Year
	Distribution	Distribution	Year to Date(3)	to Date(3)
Estimated Net Investment Income (1)	$0.0894	24%	$0.4577	31%
Estimated Short-Term Capital Gain (1)	$0.0000	0%	$0.0109	1%
Estimated Long-Term Capital Gain (1)	$0.2807	76%	$0.8796	59%
Estimated Return of Capital (1), (2)	$0.0000	0%	$0.1310	9%
Total (per common share)	$0.3701	100%	$1.4792	100%

(1) The amounts and sources of distributions reported above are only estimates on a book basis. These estimates may, and likely will, vary over time based on the investment activities of the Fund and changes in the value of portfolio investments. The sources of distributions may later be determined to be from taxable net investment income, short-term gains, long-term gains (to the extent permitted by law), and return of capital. Investors should understand that a return of capital is not a distribution from income or gains of a Fund.

(2) On a tax basis, the estimated components of the current distribution and cumulative distribution would include an estimated return of capital of $0.0259 (7%) and $0.1035 (7%), respectively. These amounts are estimates and the actual amounts and sources for tax reporting purposes may change upon final determination of tax characteristics and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

(3) The Fund’s current fiscal year began on January 1, 2017, and will end on December 31, 2017.

The Fund has adopted a managed distribution plan (the “Plan”). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.3701 per share, which will continue to be paid quarterly until further notice. This amount was based upon an annual distribution rate of 5.53% of the Fund’s net asset value of $26.75 on June 30, 2015 at the time the Plan was last amended. The Board may amend the terms of the Plan or terminate the Plan at any time.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investments Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.